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ALLIANCE PHARMACEUTICAL CORP. SUBSIDIARY ANNOUNCES
AMENDMENT OF OPTISON® PRODUCT RIGHTS AGREEMENT

    San Diego, CA; August 6, 2001—Molecular Biosystems, Inc. (MBI), a subsidiary of Alliance Pharmaceutical Corp. (NASDAQ-ALLP), announced today the amendment of the Optison® Product Rights Agreement (OPRA) dated May 9, 2000 with Mallinckrodt, a unit of Tyco Healthcare. Optison, an intravenous ultrasound contrast agent, was developed by MBI and is being marketed by Mallinckrodt in the U.S. and Europe. Under the original terms of OPRA, Mallinckrodt was to pay MBI a royalty of 5% of net sales of Optison in the U.S. and Europe for as long as Mallinckrodt was marketing the product. MBI has received royalties of approximately $200,000 per quarter from Mallinckrodt this year. Under the amended agreement, MBI will receive an immediate cash payment plus additional unspecified royalties for a two-year period.

    The amendment of OPRA coincides with an announcement by Nycomed Amersham Imaging today that Nycomed and Mallinckrodt will terminate their joint commercialization and development agreement for ultrasound contrast agents, including Optison, effective December 31, 2001. Effective January 1, 2002, all selling and marketing activities will be resumed solely by Nycomed Amersham.

    MBI was purchased by Alliance in Dec 2000 by the issuance of 770,000 shares of Alliance stock. Alliance is developing its own ultrasound contrast agent, Imavist™, in conjunction with Schering AG, Germany. Imavist has been evaluated in two successful Phase 3 studies in which the product was used to improve ultrasound images of the walls of the heart (endocardial border delineation). The U.S. Food and Drug Administration (FDA) completed its review of a New Drug Application for Imavist and found it to be approvable upon satisfactory response to issues identified in the review process. Alliance expects to respond to the FDA this month, and the Company hopes to receive final approval and permission for marketing Imavist in the U.S. during 2001.

    Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance's products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. Oxygent™ (perflubron emulsion), an intravenous oxygen carrier, is being developed in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation. Additional information about the Company is available on Alliance's web site at www.allp.com.

    Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information, please contact:
Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275

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ALLIANCE PHARMACEUTICAL CORP. SUBSIDIARY ANNOUNCES AMENDMENT OF OPTISON® PRODUCT RIGHTS AGREEMENT